Exhibit 10.2

     Dated this 1st day of January 2012

GODLENWAY INVESTMENT HOLDINGS LIMITED

and

     GOLDENWAY PRECIOUS METALS LIMITED

_________________________________________

SERVICE LEVEL AGREEMENT
_________________________________________

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SERVICE LEVEL AGREEMENT

THIS SERVICE LEVEL AGREEMENT (the "Agreement") is effective as of 1st day of January 2012 (the "Effective-Date"), and is made by and

BETWEEN

(1)	GOLDENWAY INVESTMENTS HOLDINGS LIMITED whose is situated at Room 3702-3704, Tower 6, Gateway Arcade, Harbour City, Tsim Sha Tsui, Kowloon, Hong Kong ("GWHK"); and

(2)	GOLDENWAY PRECIOUS METALS LIMITED whose is situated at Suite 1209, 12/F, Tower 1, China Hong Kong City, 33 Canton Road, Tsim Sha Tsui, Kowloon, Hong Kong. ("GWPM").

WHEREAS

(A)	GWHK is the service provider for a computer software and related system for precious metals trading platform.

(B)	GWPM desires to use GWHK’s services within its business.

NOW THEREFORE, the parties hereto agree as follows:

1.	DEFINITIONS

1.1	The following definitions shall have the corresponding meanings ascribed below.

(a)

Confidential lnformation means, (i) any information disclosed by GWHK to GWPM in connection with this Agreement, whether disclosed prior to, on, or after the Effective Date, which is either marked as confidential (or words of similar import) or is of a nature or disclosed in such a manner as would put a reasonable person on notice as to the confidential or proprietary nature of the information, (ii) the Licensed Software and Documentation.

(b)

Documentation means GWHK's written material in machine readable or printed form that describes the design, functions, operation or use of the Licensed Software as may be provided by GWHK from time to time.

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(c)	Maintenance Fees means the Fees defined in the Maintenance Agreement.

(d)

Licensed Software means the object code version of the computer software programs and codes provided by GWHK and the associated Documentation, together with all fixes, corrections, and Updates thereof, if any, when and as released, that GWHK provides to GWPM under this Agreement or any Maintenance Agreement.

(e)

Maintenance Agreement means a separate agreement to be entered into between GWHK and GWPM regarding maintenance and update services to be provided by GWHK in relation to the Licensed Software subject to a separate maintenance fee.

(f)	Third Party Software means software or applications owned by third parties which may be incorporated into the Licensed Software.

(g)

Update means, as provided by GWHK, an updated version of the Licensed Software, as and when released by original software distributor(s), which constitutes a revision, new release, update, improvement, modification and/or additional functionality enhancement, and which is made available to GWPM of the Licensed Software who has also entered into a Maintenance Agreement.

(h)	Billing Period means one calendar month, commencing from the Commencement Date.

(i)	Customer Administrators means up to two nominated individuals per Customer who may contact the Service Desk.

(j)	Core Hours of Service means Monday to Friday 0800–2000 HK local time (excluding HK Public Holidays). All severity code incidents will be responded to.

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(k)	Emergency Maintenance means Scheduled Maintenance tasks which in the reasonable opinion of GWHK need to be performed sooner than the normal 48 hour notice period would allow.

(l)

Non-Core Hours of Service means All hours outside of Core Hours of Service. Severity 1 incidents only will be responded to. These must be logged by telephone. All other Severity code incidents will be responded to during the next period of core hours of service.

(m)	Scheduled Maintenance means tasks which need to be performed for the ongoing security, stability and reliability of the Services as defined in Clause 9 below

(n)	Service Credit Period means the timeframes defined in each Service Description used for calculating Service Credits.

(o)

Service Desk means the team of support staff from GWHK, who shall provide support services through the following means, with the recommended means being Email: By Email: sysop@gwghk.com By Telephone: (852) 3719 9343

(p)	Severity Code means the classification system for all incidents raised with the Service Desk as fully defined in “Service Restoration”

(q)	SLA Report Period means a full calendar month starting on the 1st of each month

2.	SUPPORT AND CUSTOMIZATION SERVICES

2.1.

Maintenance Aqreement. The parties shall separately enter into a Maintenance Agreement. GWHK shall maintain and support each Update of the Licensed Software in accordance with the Maintenance Agreement.

2.2.

Maintenance and Support. Provided that GWPM is in compliance with the terms and conditions of this Agreement, GWHK will provide GWPM with access to GWHK's technicians for advice, consultation and assistance to address problems that GWPM may encounter.

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2.3.

Maintenance and Operation. If GWPM fails to pay the Maintenance Fees in a full and timely basis, GWHK shall have the right to automatically stop the supporting services until full payment. Upon full payment of each installment of the Maintenance Fees, GWHK shall have the right to enable the continuous supporting services.

3.	SERVICE DESK

3.1.

The Service Desk provides a single point of contact for GWPM and is available for the purpose of the reporting of incidents and the handling of enquiries from the Customer Administrators, or other personnel as expressly authorised by GWPM and notified to GWHK.

3.2.	During Core Hours, all Severity Code incidents will be responded to.

3.3.

During Non-Core Hours, Severity 1 incidents only should be logged by telephoning (852) 3719 9343. Incidents or enquiries that are designated as Severity 2 or below shall be logged, but the resolution shall not commence until the next period of Core Hours of Service. Severity 2 or below incidents should be logged by emailing sysop@gwghk.com.

3.4.

Where the Service Desk identifies that a specific query relates to the use of an associated product rather than the Service, the Service Desk reserves the right to refer the Customer Administrator to the appropriate website that details relevant technical or training information.

4.	NOTIFICATION OF INCIDENTS

4.1.

On receipt of a notification of a fault with the Service or a request for assistance, an initial assessment shall be immediately undertaken by GWHK, an incident reference provided and a severity level discussed and promptly agreed with the GWPM. The GWPM should retain a record of the incident reference which, in the event of a claim under the Service Level Guarantee, must be quoted as detailed below.

4.2.	GWHK shall provide GWPM with progress updates promptly upon:

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(a) resolution of the incident;

(b) any change of resolution target time, which can only occur with the writte agreement of the GWPM;

(c) or as otherwise agreed for Severity 1 incidents;

4.3.	Up to date information on all Severity 1 incidents will be available on the Service Status Page.

5.	SERVICE RESTORATION

5.1.	GWHK shall acknowledge via email to the designated Customer Administrators the receipt of all calls or emails to the Service Desk and include a Case Reference Number

5.2.	GWHK shall comply with the following Service Levels in relation to the corresponding Severity Level:

SEVERITY CODE	BUSINESS IMPACT		TARGET RESPONSE TIME	TARGET RESOLUTION TIME
1	An unplanned incident causing loss of service to multiple Users		1 hr	12 hrs
2	●	Individual User unable to work	2 hrs	18 hrs
	●	Reduced functionality causing severe disruption to the completion of business critical
3	●	User experiencing a problem	4 hrs	36hrs
	●	Reduced functionality causing some disruption to the completion of business critical tasks
4	●	Non-urgent query or request	1 day	6 days
	●	Reduced functionality resulting in minimal impact to Users
IMAC	●	Chargeable service request for Installations, Moves, Additions and Changes	2 days	As agreed with User

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5.3.	Severity levels shall be determined by the GWPM, acting reasonably.

6.	SERVICE AVAILABILITY & SERVICE LEVEL GUARANTEE

6.1.

GWHK shall use reasonable care and skill when providing Services after in accordance of the installation but does not guarantee that the Services shall be continually available to GWPM. There may be occasions when Services are disrupted through an error or act of GWPM or another third party or, circumstances outside the reasonable control of GWHK (“Service Disruption”). In the event of unavailability of Services to GWPM, other than in the case of Service Disruption, GWHK shall reimburse GWPM (“Service Credit”) as follows:

Service Credit (% of monthly service maintenance fee)	Service Availability
25%	99.0% to 99.5% inclusive
50%	95.0% to 98.9% inclusive
100%	Less than 95.0%

6.2.	The service availability calculation excludes standard Database Server / Web Server failovers.

6.3.	Service level data is based on data collected over whole calendar months.

6.4.	The Service Credit shall be the sole remedy to GWPM in respect of the unavailability of Services.

7.	EXCLUSIONS TO THE SERVICE LEVEL GUARANTEE

7.1.	Service Disruption may include, but not exclusively the following:

(a) A Force Majeure event;

(b) A suspension of the Service in accordance with the Contract;

(c) A fault on the GWPM’s network or own equipment configuration which is not due to the Default or negligence of GWHK or its subcontractors;

(d) A fault that is a result of GWPM not complying with GWHK’s security policies

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	(e)	A fault that is a result of terrorism or act of war

	(f)	GWHK waiting for information from GWPM which is necessary in order to perform the Services in accordance with the Service Levels;

	(g)	Scheduled or Emergency Maintenance as required in accordance with this Agreement;

	(h)	Faults or omissions of the Internet;

	(i)	Faults or omissions in equipment, wiring, cabling, software or other services which are not maintained by GWHK or its subcontractors;

	(j)	Faults proven to be caused by a virus introduced negligently or otherwise by GWPM onto its equipment due to any or all of the following;

	(k)	any GWPM’s employee failing to abide by the GWPM’s virus protection policy; or

(l)

GWPM’s failure to introduce Virus scanning in accordance with GWHK’s reasonable recommendation, and where such Virus scanning is not unduly expensive or cannot be easily implemented into GWPM’s IT environment; and

	(m)	any material breach of this Agreement by GWPM which impacts on the availability of the Service.

8.	CLAIMING OF SERVICE CREDIT

8.1.

GWPM may make claims under the Service Level Guarantee by writing to GWHK (including by email). Such notice should include the incident references provided by the Service desk during the current SLA Report Period. Any claim must be made within 1 month of the end of the Billing Period in which the period of unavailability has been exceeded, and sent either:

by post to: GOLDENWAY INVESTMENTS HOLDINGS LIMITED, Room 3702-3704
Tower 6, Gateway Arcade, Harbour City, Tsim Sha Tsui, Kowloon, Hong Kong

by email to: sysop@gwghk.com

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9.	SCHEDULED MAINTENANCE

9.1.	GWGHK shall use all reasonable endeavours to ensure that the Services are available 24 hours per day, 7 days a week, 365/366 days per year.

9.2.	Scheduled Maintenance shall be required at regular intervals (and is excluded from Service Availability). GWGHK shall use reasonable endeavours to:

	(a)	carry out scheduled maintenance at weekends and where that is not possible, then to carry out maintenance outside of Core Hours of Service;

	(b)	ensure that scheduled maintenance causes the minimum possible disruption to GWPM use of the Services; and

	(c)	shall be completed as quickly as is reasonably practicable.

9.3.	Scheduled Maintenance may include, but is not limited to, the following:

	(a)	Server and network maintenance;

	(b)	Software upgrades (Operating System and Application Software);

	(c)	Hardware upgrades;

	(d)	Bug fixes; and

	(e)	Security fixes.

9.4.

Customer Administrators shall be notified by GWHK of Scheduled Maintenance by email at least twenty four (24) hours prior to each period of Scheduled Maintenance save when in the reasonable opinion of GWHK Emergency Maintenance is required in which case, where GWPM shall be given the greatest possible advance notice by GWHK. Without prejudice to the foregoing, GWPM acknowledges that GWHK is obliged only to provide as much prior notice of any Service-affecting maintenance as is reasonably practicable under the circumstances.

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9.5.	It is the responsibility of GWPM’s System Administrator to notify the appropriate Customer users of Scheduled Maintenance periods of the Services.

10.	BACKUP & RECOVERY

10.1	GWPM acknowledges that the Services are backed up for the purposes of data recovery, where such recovery is required from a failure of one or more Service components.

11.	CONFIDENTIAL INFORMATION

11.1

Confidentiality. Both during and after the term of this Agreement, GWPM will use GWHK's Confidential Information solely to perform its obligations and exercise its rights under this Agreement. GWPM will use all precautions necessary to safeguard the confidentiality of GWHK's Confidential Information, including: (i) those taken by GWPM to protect its own confidential information and (ii) those which GWHK may reasonably request from time to time. GWPM will not remove or deface, or authorise the removal or defacement of, any confidentiality or proprietary notice placed on the Licensed Software. The placement of a copyright notice on any Licensed Software will not constitute publication or otherwise impair its confidential nature. GWPM will have no confidentiality obligation with respect to any portion of GWHK's Confidential Information that (A) GWPM independently developed before receiving the Confidential Information from GWHK, as established by the written records of GWPM, (B) GWPM lawfully obtained from a third party under no obligation of confidentiality, (C) is or becomes available to the public other than as a result of an act or omission of GWPM or any of its employees, or (D) GWPM is compelled to disclose pursuant to legal process provided by a court of competent jurisdiction or government body or agency. ln the event GWPM is required to disclose Confidential Information of GWHK pursuant to legal process provided by a court of competent jurisdiction or government body or agency, GWPM (provided that notification is not prohibited by such process) will promptly notify GWHK to allow intervention in response to such process.

11.2

Disclosure. Unless expressly permitted pursuant to this Agreement, the Documentation or otherwise in writing, GWPM will not disclose or use, in whole or in part, GWHK's Confidential Information, including disclosure to or use by any person, except to GWPM's employees who require access to perform GWPM's obligations under this Agreement and that are subject to obligations of confidentiality no less restrictive than those contained herein.

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11.3

Unauthorised Use or Disclosure. The parties acknowledge that any unauthorized use or disclosure of GWHK' Confidential Information may cause irreparable damage to GWHK and that GWHK shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Clause 12. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Clause 12, but shall be in addition to all other remedies available at law or in equity. lf an unauthorized use or disclosure occurs, GWPM will promptly notify GWHK and take, at its expense, all steps necessary to recover GWHK's Confidential Information and to prevent its subsequent unauthorized use or dissemination, including availing itself of actions for seizure and injunctive relief. lf GWPM fails to take these steps in a timely and adequate manner, GWHK may take them at GWPM's expense, and GWPM will provide GWHK with its reasonable cooperation in such actions that GWHK may request.

11.4

Data Secrecy and Privacy. The parties hereby agree to comply with all laws, regulations, notices and guidelines relating to banking secrecy and personal data privacy, including applicable national and international laws (collectively, "Secrecy and Privacy Laws") provided, however, that GWPM hereby represents, warrants and covenants that, prior to any transfer to GWHK of any customer information or other data protected by Secrecy and Privacy Laws, if required by such laws, it will notify any affected customer of the intended transfer and obtain specific written consent from such customer to such transfer, provided further, however, that GWPM shall not disclose to GWHK any proprietary or personal information of, or relating to, any of its customers without GWHK' prior written consent, which may be withheld by GWHK at its sole discretion. Failure to strictly abide by the requirements of this Clause 12(d) shall be considered a material breach to this Agreement.

12.	TERM AND TERMINATION

12.1

Term. This Agreement will become effective, as of the Effective Date and will remain in effect in perpetuity, unless terminated under Clause 12.2. Notwithstanding anything to the contrary contained herein, GWHK shall be under no obligation to authorise use of the support services by GWPM unless and until the Maintenance Agreement are fully paid by GWPM.

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12.2	Termination for Cause. Either party will have the right to terminate this Agreement, without judicial or administrative notice or resolution, immediately upon written notice to the other party, if:

(a)

the other party or any of its employees breaches any obligation under this Agreement and such party fails to cure the breach to the notifying party's reasonable satisfaction within thirty (30) days after receipt of such notice; or

(b)

the other party ceases to conduct business in the normal course, is declared insolvent, undergoes any procedure for the suspension of payment, makes a general assignment for the benefit of creditors or a petition for bankruptcy, reorganisation, dissolution or liquidation is filed by or against it.

	(c)	Additionally, GWHK may terminate this Agreement upon written notice to GWPM in the event that:

	(d)	GWPM breaches Clause 11 or Clause 12; or

	(e)	the direct or indirect ownership or control of GWPM, as such exists on the Effective Date, changes in a manner that, in GWHK's reasonable judgment, may adversely affect GWHK's interests.

12.3	This Agreement and any rights granted to GWPM shall automatically terminate immediately upon termination of the Maintenance Agreement.

13.	CONSEQUENCES OF TERMINATION

13.1

Obliqations. Upon the expiration or termination of this Agreement for any reason, all rights granted to GWPM hereunder will immediately cease, and GWPM will promptly comply with the termination obligations specified below and otherwise cooperate with GWHK to terminate relations in an orderly manner.

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(a)	GWPM will pay GWHK all due and outstanding amounts
.
(b)

GWPM will permanently delete from its computer systems, storage media and other files and, at GWHK's option, destroy or deliver to GWHK or its designee all copies of the Licensed Software within GWPM's possession or control.

(c)

GWPM will, at GWHK's option, destroy or deliver to GWHK or its designee all items within GWPM's possession or control that contain any Confidential Information or bear a Mark associated with the license granted hereunder.

(d)	GWPM shall immediately cease and cause all its Users and Customers to cease any further use or exploitation of the Licensed Software and Documentation.

(e)	GWPM, at GWHK's option, will deliver to GWHK a certificate, executed by an officer of GWPM, which certifies that GWPM has complied with all of its termination obligations set forth in this Agreement.

14.	INSPECTION

During the term of this Agreement and for one (1) month after its termination, GWHK or its representatives may, upon reasonable prior notice to GWPM and solely as is reasonably necessary to verify GWPM's compliance with this Agreement, inspect the agreements, business records, computer processors, equipment and facilities of GWPM (during GWPM's normal working hours and in a manner that does not unreasonably interfere with GWPM's operations). While conducting these inspections, GWHK and its representatives will be entitled to copy any item that GWPM may possess indicating a violation of this Agreement, provided that, other than in connection with the enforcement of its rights under this Agreement, any such copies shall be treated by GWHK as the Confidential lnformation of GWPM. ln the event that GWHK discovers any breach of, or non-conformance with, this Agreement such that additional sums are owed by GWPM for use of the Licensed Software, without limiting any rights or remedies of GWHK, GWPM shall pay to GWHK such amounts as are discovered to be or have been due and owing, in accordance with GWHK's then-current list prices. ln the event that any inspection reveals an underpayment to GWHK greater than two percent (2%) of the amount actually paid by GWPM during the associated period, GWPM shall reimburse GWHK for the actual cost of such inspection.

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15.	MISCELLANEOUS

15.1

Independent Parties/Third Party Beneficiaries. GWPM and GWHK are independent parties. Nothing in this Agreement will be construed to make either party an agent, employee, franchisee, joint venturer or legal representative of the other party. Except as otherwise provided in this Agreement, neither party will either have, or represent itself to have, any authority to bind the other party or act on its behalf. No person (including, for the avoidance of doubt, any affiliate or subsidiary or any other third party to whom any or all rights and/or obligations under this Agreement are assigned or transferred, except in accordance with the terms hereof or otherwise by written agreement of the parties) who is not a party to this Agreement shall acquire any rights under it or be entitled to benefit from any of its terms even if that person has relied on any such term or has indicated to any party to this Agreement its assent to any such term, provided, however, that GWHK' rights may be exercised, and its obligations fulfilled, by GWHK' global affiliates

15.2

Force Majeure. Neither party will be liable for any failure or delay in performing an obligation under this Agreement that is due to causes beyond its reasonable control, such as natural catastrophes, epidemic, governmental acts or omissions, laws or regulations (other than currency controls), labour strikes or difficulties, transportation stoppages or slowdowns or the inability to procure parts or materials. These causes will not excuse GWPM from paying accrued amounts due to GWHK.

15.3

Notices. Any notice under or in connection with this Agreement shall be in writing and shall be sent by overnight mail, courier, certified mail (return receipt requested) or facsimile (followed by confirmation copy by mail) to the addresses set forth below (in the case of GWHK) or to such other address which the recipient may have previously notified the other party in writing. Notice shall be deemed received upon personal delivery when sent by overnight mail, courier and certified mail, or upon receipt of confirmation copy when a facsimile is sent.

GWHK Notification:

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Name: GODLENWAY INVESTMENT HOLDINGS LIMITED

Address: Room 3702-3704, Tower 6, Gateway Arcade, Harbour City, Tsim Sha Tsui, Kowloon, Hong Kong Attn: Mr. Jason Chan Tel: (852) 3719 9995 Fax: (852) 3719 9702

With a copy to:

Name: GODLENWAY INVESTMENT HOLDINGS LIMITED

Address: Room 3702-3704, Tower 6, Gateway Arcade, Harbour City, Tsim Sha Tsui, Kowloon, Hong Kong Attn: Ms. Celia Yu Tel: (852) 3719 9910 Fax: (852) 3719 9702

15.4

Assignment. GWPM may not assign, transfer, sublicense, sub-contract or otherwise transfer this Agreement or any of its rights or obligations without GWHK's prior approval. Any attempt to do so without GWHK's approval will be void.

15.5	Wavier, Modification, Severability, Cumulative Remedies, Agreement Drafting, Construction.

(a)

Waiver, Modification. Except as otherwise provided above, any waiver, amendment or other modification of this Agreement will not be effective unless in writing and executed by authorised representatives of both parties. For the avoidance of doubt no course of conduct, shall operate to waive, amend or modify this Agreement. The waiver by either party of any of its rights or remedies in a particular instance will not be construed as a waiver of the same or different right or remedy in subsequent instances.

(b)

Severability. lf any provision of this Agreement is held to be invalid, it shall either be (A) revised only to the extent necessary to make it enforceable, and such decision shall not affect the enforceability (i) of such provision under other circumstances or (ii) of the remaining provisions hereof under all circumstances, or (B) if such reformation is not possible, severed from this Agreement and the remainder of this Agreement shall continue in full force and effect.

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(c)

Cumulative Remedies. Except as expressly provided to the contrary herein, all remedies set forth in this Agreement are cumulative and not exclusive of any other remedies of a party at law or in equity, statutory or otherwise.

(d)

Agreement Drafting. This Agreement is the result of arm's length negotiations between the parties, both of whom have had the opportunity to consult legal counsel, and shall be construed to have been drafted by both parties such that any ambiguities in this Agreement shall not be construed against either party.

(e)

Construction. Words importing the singular include the plural, words importing any gender include every gender and words importing persons include entities, corporate and otherwise; and (in each case) vice versa. The clause headings are for ease of reference only and shall not affect the interpretation or construction of this Agreement. Whenever the terms “including” or “include” are used in this Agreement in connection with a list of items within a particular classification (whether or not the term is followed by the phrase "but not limited to" or words of similar effect) that reference shall be interpreted to be illustrative only, and shall not be interpreted as a limitation on, or an exclusive enumeration of the items within that classification.

15.6

Survival. Clauses that by their nature, or to give effect to their meaning, must survive expiration or termination of this Agreement, including Clauses 11 through 15, shall survive any expiration or termination of this Agreement.

15.7

Governing Law. This Agreement will be governed by and interpreted, exclusively, in accordance with the law of Hong Kong Special Administrative Region. Any controversy or claim arising out of or relating to this Agreement or the existence, validity, breach or termination thereof, whether during or after its term, can be brought in and the parties hereby submit to the non-exclusive jurisdiction of Hong Kong Courts.

15.8

Entire Agreement. This Agreement and its Exhibits constitute the complete and entire statement of all terms, conditions and representations (except fraudulent representations) of the agreement between GWHK and GWPM with respect to its subject matter and supersedes all prior agreements (including any trial, evaluation or beta agreement, which, to the extent applicable, are hereby terminated in their entirety), writings or understandings, whether oral or in writing. Neither party has any right of action against the other in respect of any untrue statement (written or oral) made to it in respect of this Agreement, the Licensed Software or any services under this Agreement (except a fraudulent misrepresentation or any untrue statement as to a fundamental matter, including a misrepresentation as to a matter fundamental to a party's ability to perform this Agreement), or of the entering into or making thereof. For the avoidance of doubt, each party's liability for any untrue statement as to a fundamental matter, including a misrepresentation as to a matter fundamental to its ability to perform this Agreement, is limited. No terms or conditions stated in a GWPM purchase order or in any other GWPM order documentation shall be incorporated into, or form, any part of this Agreement and all such terms or conditions shall be null and void. GWPM agrees that neither its use of the Licensed Software nor its payments for delivered rights and services are contingent upon the delivery of any future functionality or features, nor is either dependent upon any oral or written public comments made by GWHK, including with respect to future functionality or features.

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15.9	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single agreement.

lN WITNESS WHEREOF, GWHK and GWPM cause this Agreement to be executed by their duly authorised representatives identified below.

GOLDENWAY INVESTMENTS HOLDINGS LIMITED	GOLDENWAY PRECIOUS METALS LIMITED

By: /s/ Jason Chen Zhong	By:/s/ Ricky Wai Lam Lai
Name: Chen Zhong, Jason	Name:Ricky Wai Lam Lai
Title: Head of Information Technology	Title: Director
Date: 1st Jan, 2012	Date: 1st Jan, 2012

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